Exhibit 10.1

Managing Director's Service Contract
Between
(1) IPG Photonics GmbH & Co. KG, Carl-Benz-Straße 28, 57299 Burbach,
– "Company" –
And
(2) Mr. Dr. Paulus Bucher, Nürnberger Straße 12, 40599 Düsseldorf,
– "Mr. Bucher" –
§ 1 Appointment and representation
(1) Mr. Bucher was appointed director of the Company with effect as of 1 July 2025 by resolution passed by the general partner IPG Photonics Verwaltungs GmbH.
(2) Mr. Bucher is responsible for the management of the Company – if applicable, together with other appointed Managing Directors.
(3)    Mr. Bucher represents the Company towards third parties in accordance with the power of representation conferred by the shareholders' meeting. The Company may appoint additional Managing Directors and is entitled to amend the authority to represent the Company at any time. Mr. Bucher may only make use of this power of representation within the framework of his management authority.

§ 2 Tasks, duties and responsibilities
(1)    Mr. Bucher will conduct the business of the Company, if applicable together with other appointed directors, in accordance with the law, the articles of association, the rules of procedure for the management board, the operating policies, procedures and practices of the Company and IPG Photonics Corporation, this Director's Service Contract and the instructions of the corporate body responsible for matters concerning directors with the diligence of a prudent businessman. Mr. Bucher can be exempted from the restrictions of § 181 German Civil Code (BGB). Even in this case, the Company will be entitled to exclude certain transactions between the director as representative of the Company and himself in his private capacity or as a representative of a third company or to revoke the exemption at any time.

(2)    Based on this Managing Director's Service Contract, Mr. Bucher will also serve as “Senior Vice President, Global Operations”. The professional management duties and authority incumbent upon Mr. Bucher in this capacity also extend to employees who are not employed by the Company but by an affiliated company. Unless the Company decides otherwise in individual cases, technical instructions given by Mr. Bucher across companies are to be issued on behalf of the contractual employer of the person receiving the instructions. Mr Bucher currently reports - subject to other instructions of the Company - to the Chief Executive Officer of the Company.

The Company is entitled to assign additional and/or other duties to Mr Bucher by way of the rules of procedure or, in individual cases, by giving him instructions. Assigning him certain duties does not relieve Mr Bucher of his overall responsibility for the Company.

(3)    The prior consent of the corporate body responsible for matters concerning directors must be obtained in text form (§ 126b German Civil Code (BGB)) before executing transactions, measures and actions that go beyond the ordinary course of the Company's business. The following legal transactions, in particular, require consent:

- Adding new and/or discontinuing existing business divisions
- Founding, dissolving and/or selling subsidiaries
- Establishing and/or closing branches
- Legal transactions in connection with company pension plans, such as issuing and/or increasing pension commitments
- Concluding loan agreements for a sum that exceeds the guidelines, procedures and practices of the company and IPG Photonics Corporation

- Expenses and particularly investments that exceed the guidelines, procedures and practices of the company and IPG Photonics Corporation
- Acquiring and/or disposing of real property.
(4)    At the Company's request, Mr. Bucher will be required to take over the management of affiliated companies or other functions on advisory or supervisory boards or similar bodies of such companies, as well as of associations and societies to which the Company belongs, without additional remuneration or a contractual agreement. Remuneration that Mr. Bucher receives for performing such functions will be deducted from his remuneration under this Contract. The provisions of this Managing Director's Service Contract apply accordingly for Mr. Bucher in respect of this activity. The parties hereby clarify that the activity for or the position on the board of directors in affiliated companies does not lead to the establishment of an employment or other service relationship with one of the affiliated companies, but that Mr. Bucher fulfills an obligation arising from this Managing Director's Service Contract with the activity for the affiliated company.

Mr. Bucher will be required to provide the Company with comprehensive information in text form (§ 126b German Civil Code (BGB)) on the receipt of such remuneration without undue delay, submitting relevant supporting documents. Mr. Bucher will be required to resign from all offices if this Managing Director's Service Contract ends or if the Company so desires.

If an appointment is made to an advisory board or board of directors for an affiliated company based outside Germany (hereinafter also referred to as an “foreign company”), the parties agree that the relevant tasks and activities – subject to any necessary business trips – will not be carried out in Germany, but only in the country in which the respective foreign company is based. Vice versa, the parties agree that Mr. Bucher shall perform his work for the Company exclusively in Germany, subject to any necessary business trips. Mr. Bucher is obliged to notify the Company in text form of the working days that he spends abroad as part of his work for the Company and/or its affiliated companies. The corresponding records must at least include information about the location (country) and the period (to the exact day) of the stay abroad. At the request of the Company, Mr. Bucher records the corresponding information in a template or in a technical device provided by the Company.

§ 3 Scope of activity, place of work, secondary activities
(1)    Mr. Bucher must devote his entire working capacity to the Company. In principle, Mr. Bucher will perform his work at the place of the Company's registered office in Germany. His duties involve business travel.

(2)    Any secondary activities of Mr. Bucher regardless of whether these are performed in return for remuneration or not, require the Company's prior consent in text form (§ 126b German Civil Code (BGB)). The Company will refuse its consent only for objective reasons. Consent granted to the performance of a secondary activity or to the assumption of an office can be revoked at any time; in such a case the Company will take account of any provisions regarding notice periods for proper termination of the activity concerned.

§ 4 Contractual term, termination, release from obligation of work (garden leave)
(1) This Contract will come into force on 1 July 2025.
(2)    It is the mutual understanding of the parties that Mr. Bucher will in the future work as Senior Vice President for IPG Photonics Corporation at its global headquarters in the United States. In this respect, this Managing Director's Service Contract will automatically end, upon his relocation to IPG Photonics Corporation (condition subsequent), notwithstanding anything in this Managing Director's Service Contract to the contrary. The terms of the relocation will be agreed to in writing signed by Mr. Bucher and IPG Photonics Corporation.

(3)    Irrespective of this, this Director's Service Contract will automatically come to an end in the event that Mr. Bucher 's appointment as director is revoked, in the sense of a tie-in agreement (Koppelungsabrede) with an expiry period corresponding to the statutory notice period of § 621 German Civil Code (BGB), without separate notice of termination being necessary. The expiry period will begin when Mr. Bucher receives the resolution revoking his appointment. Mr. Bucher's rights to severance pay pursuant to Section 4 (5) of this agreement remain unaffected by this.

(4)    Any notice of termination must be in the written form (§ 126 German Civil Code (BGB)); electronic form (" 126a German Civil Code (BGB)) and text form (§ 126b German Civil Code (BGB)) are excluded. Any notice of termination issued which disregards this form will be invalid.

(5)    In the event of termination of the Managing Director's Service Contract, Mr. Bucher may be entitled to a severance payment as a Tier I Executive under the provisions of and subject to the “IPG Photonics Corporation Executive Severance Plan” governed by the laws of the US state of Massachusetts as amended from time to time. The Compensation Committee of the Board of Directors of IPG Photonics Corporation (“IPG Compensation Committee”) has the ability to change the benefits and provisions of the IPG Photonics Corporation Executive Severance Plan pursuant to the terms of such Plan. A copy of the current version of the IPG Photonics Corporation Executive Severance Plan has been provided to Mr. Bucher. .

(6)    Without prejudice to the above provisions, the service relationship will end at the end of the month in which Mr. Bucher becomes eligible for a pension from the federal pension insurance (because he has reached standard retirement age) or at the time Mr. Bucher draws a retirement pension regardless of the legal basis for this. The service relationship will also end without notice of termination at the end of the month in which Mr. Bucher receives notice from a pension insurance institution that he is entitled to draw a pension for an unlimited duration based on reduced earning capacity. If the pension concerned is not drawn until later, the service relationship will not end until expiry of the day before the first pension payment is due. The Company must be informed without undue delay of the receipt of such a pension notice.

(7)    The Company is entitled at any time, particularly in the event that Mr. Bucher is dismissed from his office as director of the Company or in the event of termination of the Managing Director's Service Contract, to release Mr. Bucher from his duty to perform his services while continuing to pay the contractually owed remuneration. This will not affect the remaining provisions of the Managing Director's Service Contract. In particular, the confidentiality obligation and the contractual prohibition on competition will remain in effect. During the garden leave period, § 615 sentence 2 German Civil Code (BGB) applies.

(8) This does not affect the right to terminate the Director's Service Contract for good cause in accordance with § 626 German Civil Code (BGB).
§ 5 Remuneration
(1)    Mr. Bucher will receive from the Company a fixed annual remuneration in the amount of EUR 388,553.00 (gross), payable in fourteen equal installments (EUR 27,753.79 (gross)). Twelve instalments are to be paid at the end of each month, two installments according to § 5 (2) and (3).

(2)    In addition, Mr. Bucher will receive from the Company an annual bonus in the gross amount of one month's salary (EUR 27,753.79 gross) as a vacation pay. The vacation pay will be paid out together with the salary for the month of July of the respective calendar year.

(3)    Furthermore, Mr. Bucher will receive from the Company an annual bonus in the gross amount of one month's salary (EUR 27,753.79 gross) as a Christmas bonus. The Christmas bonus will be paid out together with the salary for the month of November of the respective calendar year.

(4) Where the Managing Director's Service Contract commences during the course of or ends before the end of a year, the annual bonuses under § 5 (2) and (3) will be paid pro rata temporis.
§ 6 Annual Incentive Award (AIP Bonus)
(1)    In addition, Mr. Bucher is entitled to participate in the "IPG Corporation Annual Incentive Plan" (AIP Plan) of IPG Photonics Corporation, which is subject to the laws of the US state of Delaware. According to the AIP Plan, Mr. Bucher may receive a target-related variable annual compensation (Annual Incentive Award / AIP bonus). Any payments under the AIP Plan shall be paid by the Company. For the purposes of the 2025 AIP Plan, Mr. Bucher shall be deemed to have started participation in such Plan on January 1, 2025.

Whether and, if so, under which conditions an entitlement to an AIP bonus arises, as well as the relevant weighting of personal and company-related targets in this case, including the minimum target achievement level and the bonus values corresponding to the respective target achievement level, depends solely on the AIP plan for the respective fiscal year. Currently, personal target achievement accounts for 25 % and company-related target achievement for 75 % of the bonus.

(2)    The AIP plan, in particular the performance targets relevant for Mr. Bucher will be determined by the corporate body of IPG Photonics Corporation responsible for managing director matters and reviewed for each performance year. The validity of the AIP plan is therefore limited to the respective fiscal year.

If the targets set under the relevant AIP plan are fully achieved, the AIP bonus (target bonus) currently amounts to 65 % of the fixed annual remuneration (§ 5).

§ 7 Long Term Incentive
(1) Mr. Bucher is entitled to participate in a Long Term Incentive in the form of an "Annual Equity Award" of IPG Photonics Corporation, which is subject to the laws of the US state of Delaware.
The first Annual Equity Award-target will be 150 % of the fixed annual remuneration (§ 5) in USD. The benefits of the Annual Equity Award will initially consist of a 50/50 mix of half restricted stock units in the form of so-called time-based Restricted Stock Units (“RSUs”) and half so-called Performance Share Units (“PSUs”). The composition of equity types granted and the amount and terms of future awards are typically reviewed on an annual basis in February and determined by the IPG Compensation Committee.

a)    RSUs and PSUs are granted and settled in accordance with the appropriate vesting schedule and all other terms and conditions stated in the equity award grant agreement construed in accordance with and subject to the laws of the state of Delaware.

b)    The first grant of RSUs/PSUs of 150 % of the fixed annual remuneration (§ 5) in USD under the Annual Equity Award will be awarded by resolution of the IPG Compensation Committee at its next scheduled meeting in July 2025 Mr. Bucher’s first grant of RSUs/PSUs and the Annual Equity Award in February 2025 will not be prorated in relation to the start of this Agreement.

§ 8 [Intentionally Omitted]

§ 9 Reimbursement of expenses

For the performance of his duties, Mr. Bucher is entitled to reimbursement of his travel expenses and out-of-pocket expenses incurred in the interest of the Company on submission of receipts within the framework of the maximum permissible statutory tax limits. For his relocation to the United States, Mr. Bucher and the Company will agree on an appropriate reimbursement amount and procedures prior to his relocation.
§ 10 Unforeseen absence/continued payment of salary in the event of illness and accident
(1)    In any case of unforeseen absence, Mr. Bucher must inform the Company in an appropriate manner without undue delay and state the reason for and anticipated duration of his absence. In so doing, Mr. Bucher must indicate to the Company which tasks urgently require attention.

(2)    If Mr. Bucher is prevented from performing his duties due to illness or accident through no fault of his own, the Company will continue to pay Mr. Bucher his fixed monthly remuneration pursuant to § 5 (1) for a period of six weeks, for the term of the Director's Service Contract at most. Any sickness benefit, daily allowance for sickness or pension that Mr. Bucher receives from health insurance institutions or insurance companies will be deducted from the above-mentioned continued remuneration unless the benefits are based solely on his own contributions. If Mr. Bucher is not entitled to daily allowance for sickness because he is not insured, the amount that Mr. Bucher would receive through an insurance policy appropriate to his salary from the relevant local health insurance company will be taken as a basis. If Mr. Bucher is injured by a third party and prevented from performing his duties through no fault of his own, Mr. Bucher will assign to the Company all claims against the third party up to the amount of the continued payment of remuneration owed by the Company under this Managing Director's Service Contract.

§ 11 Leave
(1) Mr. Bucher is entitled to annual paid leave of 20 working days. Working days are all days with the exception of Saturdays, Sundays and statutory public holidays.
(2)    If Mr. Bucher joins or leaves the Company during the course of a calendar year, Mr. Bucher will be entitled to 1/12 of the annual leave for each full month the Director’s Service Contract existed in that year.

(3) The scheduling and duration of leave must be agreed with the other directors and with the corporate body responsible for matters concerning directors.
(4)    If Mr. Bucher is unable to take his leave in whole or in part for business or personal reasons by the end of the respective calendar year, he may carry over the outstanding leave until 31 March of the following year. Otherwise, leave entitlements will be forfeited. Leave entitlement cannot be paid out in monetary form.

§ 12 Personal data; data processing
(1)    Mr. Bucher is required to treat personal data as confidential. This applies to personal data relating to colleagues and co-workers, but also to customers. This confidentiality obligation will continue to apply even after the service relationship has come to an end. Mr. Bucher has received, read, understood and signed the "Confidentiality Undertaking" attached to this Managing Director's Service Contract.

(2) Mr. Bucher confirms that he has taken note of the "Information on data privacy protection pursuant to the EU General Data Protection Regulation".
§ 13 Secrecy of confidential information, contractual penalty

(1)    As a condition of employment, Mr. Bucher signed the Confidentiality Non-Competition and Confirmatory Assignment Agreement dated 20 May 2025 (the “Restrictive Covenant Agreement”). Mr. Bucher agrees to comply with his obligations under the Restrictive Covenant Agreement. In addition, he undertakes to maintain confidentiality with regard to confidential information belonging to the Company in the sense of § 12 (2) (confidentiality obligation). Mr. Bucher is therefore especially prohibited from doing any of the following with confidential information belonging to the Company:

a) disclosing it to unauthorized persons within or outside the Company or enabling such unauthorized persons to access it,
b) using or obtaining it for purposes other than performing his contractual obligations,
c)    obtaining or trying to obtain it by observing, examining, reverse engineering or testing a product or item belonging to the Company which has not been made publicly available where this is not necessary for the purpose of performing his contractual obligations, or

d) removing it from the lawful control of the Company.
This confidentiality obligation includes both confidential information of the Company which Mr. Bucher has lawfully obtained and confidential information which Mr. Bucher has unlawfully obtained.
(2) Confidential information of the Company includes, in particular
a) trade secrets within the meaning of § 2 no. 1 German Trade Secrets Act (GeschGehG) and
b) other information expressly marked as confidential by the Company or regarded as confidential based on the express or clear (from the circumstances) will of the Company.
The parties agree that the following information in particular constitutes confidential information within the meaning of this section:
purchase prices and supplier conditions
manufacturing and production processes
construction plans
Prototypes
Algorithms
research and development steps/objectives/results
recipes and product compositions
sales concepts/conditions/channels
customer lists
business plans and business strategies
financial planning
advertising strategies
margins on the Company's products
salary structures
(3)    This confidentiality obligation concerning confidential information of the Company, which is unlimited in time as a matter of principle and which continues to apply after the service relationship has come to an end, does not apply where

a)    the information is passed on with the consent of the Company, where disclosure is, without doubt, necessary in the interest of the Company or where there is clearly no disadvantage to the Company in doing so,

b) where Mr. Bucher has a statutory duty to disclose such information (e.g. to the tax authorities, the Federal Employment Agency or his spouse),
c) with regard to trade secrets, in the case of an exemption stipulated in § 5 German Trade Secrets Act (GeschGehG),
e) if Mr. Bucher has a right to report or disclose confidential information pursuant to the provisions of the German Whistleblower Protection Act (HinSchG),

d) at the respective point in time, the respective information had already become public knowledge without Mr. Bucher having breached his confidentiality obligation,
e) Mr. Bucher uses the respective information only for the purpose of increasing his own expertise,
f) the Company clearly has no interest (any longer) in keeping the information concerned confidential owing to the expiry of deadlines or for other reasons.
(4)    If Mr. Bucher has any doubt as to the existence and extent of the confidentiality obligation, he must seek an appropriate instruction from the corporate body responsible for matters concerning directors. This also applies after the service relationship has come to an end.

(5)    The confidentiality obligation also includes the confidential information pursuant to § 12 (2) of other companies with which the Company is affiliated within the meaning of § 15 German Stock Corporation Act (AktG).

(6)    Mr. Bucher undertakes not to unlawfully use or obtain confidential information of third parties (e.g. a former employer or company with which the Company has business contacts) or to procure such confidential information for the Company. If Mr. Bucher has any doubt as to whether using, obtaining or procuring certain third-party information in the context of his service relationship with the Company is lawful, he must seek appropriate instructions from the corporate body responsible for matters concerning directors.

(7)    For each culpable breach by Mr. Bucher of the obligations set forth in this subsection, Mr. Bucher must pay a contractual penalty. The amount of the contractual penalty is equal to the gross monthly basic salary owed at the time of the breach. If the culpable breach occurs after the termination of the Service Contract, Mr. Bucher must pay a contractual penalty in the amount of the monthly gross basic salary owed at the time when the Service Contract ended.

If Mr. Bucher breaches his duties several times or permanently within one calendar month, however, he must pay the contractual penalty only once for that calendar month. If one or more breaches occur again in the following month, or if a breach from the previous month still persists, an additional contractual penalty will become due for the subsequent month. The same applies to the months following the subsequent month.

Additional or different claims of the Company are not affected by this contractual penalty provision. In particular, the Company expressly reserves the right to assert the claims set out in §§ 6 et seqq. German Trade Secrets Act (GeschGehG) as well as other relevant claims (e.g. claims for removal, injunctive relief, information, compensation) on another legal basis.

§ 14 Obligation to return property
(1)    On request from the corporate body responsible for matters concerning directors, but no later than at the time when the service relationship ends and upon being released from his duty to work, in these two cases without awaiting a request to do so, Mr. Bucher will be required to return all documents, correspondence, records, plans, drafts, calculations and the like relating to his work and concerning the affairs of the Company that are in his possession - including his indirect possession (mittelbarer Besitz) - without undue delay and in full to the Company's registered office. This obligation also includes duplicates and photocopies.

(2)    The obligation to return these things also includes all items owned by the Company or its subsidiaries or provided by the Company to Mr. Bucher in the performance of his duties, in particular the company car, data processing devices and data and program carriers, including data and program carriers belonging to Mr. Bucher, on which programs of the Company or its affiliated companies and/or data relating to these companies are stored. At the Company's request, Mr. Bucher will confirm to the Company in text form (§ 126b German Civil Code (BGB)) that he has fully complied with the aforementioned obligation to return property and that he has made all data and program carriers of the type described above available to the Company for deletion.

(3) Mr. Bucher will not be entitled to assert a right of retention with regard to the obligation to return property which applies to him under § 14 (1) and (2).
§ 15 Contractual prohibition on competition
(1)    During the term of the Managing Director's Service Contract, Mr. Bucher will not be permitted to work for another company or third party, with which the Company or an affiliated company is in direct or indirect competition, in an independent, dependent or other manner.

(2)    Likewise, Mr. Bucher may not establish, acquire or participate in any such company, with which the Company or an affiliated company is in direct or indirect competition, in an independent, dependent or other manner. This does not apply to equity investments in shares traded on the stock exchange or in other forms of investment for the purpose of private financial investment, as long as they do not involve any entrepreneurial influence.

§ 16 Replacement of previous agreements
This Managing Director's Service Contract, the AIP Plan, the IPG Photonics Corporation Executive Severance Plan and the Restrictive Covenants Agreement govern all the contractual relationships between the parties conclusively and supersede all previous oral and written understandings or agreements between Mr. Bucher and the Company or its affiliated companies, particularly any employment contracts or service contracts which may exist, which are hereby terminated.
§ 17 Side agreements, written form
Mr. Bucher is obliged to keep as secret the content of this Managing Director's Service contract as well as the content of the negotiations concerning this Managing Director's Service Contract.
No side agreements have been concluded. Any amendments and additions to this Managing Director's Service Contract require written form to be valid (§ 126 German Civil Code (BGB)); the electronic form (§ 126a German Civil Code) and text form (§ 126b German Civil Code) are excluded. This also applies to revoking, amending or supplementing the written form requirement itself. Individual agreements always take precedence and apply regardless of the written form requirement (§ 305b German Civil Code (BGB)).

§ 18 Applicable law/languages
(1) This Managing Director's Service Contract is governed by German law.
(2) This Managing Director's Service Contract has been drawn up in German and in English. Only the German version is legally authoritative.

§ 19 Severability/partial nullity
If any provision of this Managing Director's Service Contract should be or become invalid or unenforceable in whole or in part, this will not affect the validity of the other provisions of this Managing Director's Service Contract. In such case, the invalid or unenforceable provision will be replaced by a legally admissible or enforceable provision that comes as close as possible to the intended purpose of the invalid or unenforceable provision. The same applies if the Managing Director's Service Contract does not contain a provision that is actually necessary.

UNTERSCHRIFTEN	SIGNATURES

/s/ Mark Gitin	/s/ Paulus Bucher
IPG Photonics GmbH & Co. KG	Herr Dr. Paulus Bucher

Dated: July 1, 2025